EXHIBIT 10.2

                                                                    China Wi-Max
                                                                    DENVER TOWER
                                                             1905 Sherman Street
                                                                       Suite 335
                                                          Denver, Colorado 80203

                                                            Office: 303-993-8028
                                                                  : 800-830-1978
                                                            Fax   : 303-993-8172
                                                                  : 888-220-8527
                                                             www.chinawi-max.com


June 29, 2009


Mr. Eric Hager
23922 Caldwell Ct.
Evergreen, CO 80439


   Subject: Consulting Letter Agreement -- Terms of Engagement and Conditions



Dear Eric:

This letter agreement ("Letter Agreement"), effective as of the date hereof, except for payments which shall begin on July 1, 2009, shall serve as the basis of an independent contractor consulting relationship between you, Eric Hager, ("Consultant") and China Wi-Max Communications, Inc. ("CWMC"). This Letter Agreement is for services above and beyond the advice you will be providing as a CWMC board advisor -- and beyond the development of a joint venture to market and sell VLAN/VPN services originating in the US to On-net CWMC accessible buildings in China.

CWMC envisions three primary areas where you may be engaged with the expectation of compensation as a Consultant, including:

     1) Preparing and presenting expert opinion on operations and business models to investor road shows on a case-by-case basis, as needed and specifically engaged. This will require you to fully understand CWMC investor materials on business projections and technical realization of CWMC's current and future business models.

     2) Assisting in network planning and oversight of operations in China for current and future business plans and/or operations; and

     3) Development of detailed strategic positioning of a U.S. based VLAN/VPN revenue model into current business models, and building CWMC cost and operational models within China.

CWMC reserves the right to expand or contract the scope of services set forth above at any time without penalty. All work will be performed to mutually agreed output. It is possible that over time, and based upon success in the above-referenced matters, in the sole judgment of CWMC, that CWMC may decide to hire you as a full or part-time employee fulfilling a similar (or expanded) role. However, that decision has not yet been made and this Letter Agreement should not be construed as an "offer" to be employed at CWMC. Neither the making of this Letter Agreement nor the performance of its provisions shall be construed to constitute either of the parties as an agent, employee, partner, joint venturer or legal representative of the other. Each party acknowledges

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that it has no right or  authority to obligate or  represent  the other,  nor to bind the other in any manner whatsoever. Consultant shall at all times be deemed to be an independent contractor, shall bear all tax consequences associated with entering into this Letter Agreement, and shall perform its obligations under this Letter Agreement in his own name and for his own account and risk, and Consultant shall have no right or authority to assume or create any obligation or responsibility, whether expressed or implied, on behalf of or in the name of CWMC without written, or electronic authorization. CWMC agrees to review the terms of this Letter Agreement at least quarterly upon your request.

As an independent contractor pursuant to this Letter Agreement, CWMC agrees to the following fee structure:

     1) An hourly fee structure of $100 U.S./hour with a cap of $800 per day (even if you provide services in excess of 8 hours in any single 24 hour period), exclusive of reasonable, agreed to, company-permitted , out-of-pocket expenses approved in advance;

     2) A minimum retainer of 3 days, $2,400/month, paid electronically by bank deposit on or about the first of each month, during the term hereof; and

     3) An immediate stock option grant of 25,000 common shares (as generally made available to similarly situated consultants from time to time, on then available terms).

Consultant shall submit monthly invoices to CWMC in a mutually acceptable format with itemization that lists hours billed and a description of the work performed, as well as any and all such other information mutually agreed by CWMC and Consultant as they may deem necessary. Copies of associated receipts for all fees and expenses shall accompany such monthly invoices sent to CWMC. Consultant shall coordinate the services to be performed with a CWMC-designated employee or representative, who shall be Consultant's principal contact with regard to any and all services requested of Consultant, and to whom Consultant should direct all reports, findings, services, billings and the like, relating to its provision of Services to CWMC.

The term of this Letter Agreement shall be month-to-month. Either party may terminate this Letter Agreement at any time without cause upon thirty (30) days written notice. All notices given under this Letter Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth herein.

If this Letter Agreement is terminated by either party, CWMC shall only be liable for payment of consulting fees earned as a result of services actually performed prior to the date of termination. Consultant acknowledges that since this Letter Agreement is temporary in nature. Consultant is not entitled to any additional advance notice of termination as may be required, in the absence of this provision, by any federal or state law.

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During the term of this  Letter  Agreement  and for a period of one (1) year you agree (i) to not engage in any activity that competes directly with CWMC's business in China; and (ii) to not solicit for employment or engagement of any kind any current or former employee, officer or director of CWMC.

You also agree, without CWMC's prior written consent, to not reveal to anyone who is not a current director, officer, employee of CWMC, any "Confidential Information". Consultant agrees to use CWMC's Confidential Information (defined below) he receives or otherwise obtains solely for purposes of benefiting the business relationship between Consultant and CWMC. Consultant shall maintain and protect all Confidential Information he receives or otherwise obtains in confidence.

Confidential Information" means information in its broadest sense, including but not limited to computer programs, databases, trade secrets, know-how, inventions, improvements, discoveries, techniques, business and marketing records, merchandising and marketing techniques, plans and data, strategies, new products, financial data, budgets, projections, work papers, files, contracts, and client and supplier information and lists, though, excluding information:

     (A) was previously known to Consultant free of any obligation to keep it confidential;

     (B) is disclosed to third parties by the disclosing party without restriction;

          or

     (C) is or becomes publicly available by lawful means and by other than unauthorized disclosure.

     (D) is required to be disclosed under applicable law or by a valid subpoena or other court or governmental order, decree, regulation or rule; provided, however, that if disclosure is required under this provision, receiving party shall advise disclosing party of the requirement to disclose Confidential Information prior to such disclosure and as soon as reasonably practicable after receiving party becomes aware of such required disclosure; and further provided that upon the request of the disclosing party, the receiving party agrees to cooperate in good faith and at the expense of the disclosing party in any reasonable and lawful actions which the disclosing party takes to resist such disclosure, limit the Confidential Information to be disclosed or limit the extent to which the Confidential Information so disclosed may be used or made available to third parties.

 Consultant agrees that such unauthorized disclosure(s) would result in material harm to CWMC, and allow CMWC to immediately terminate this Letter Agreement without notice to Consultant, seek injunctive relief and compensation, including lost profits and attorneys fees. This provision on Confidential Information shall survive the termination of the Letter Agreement for a period of five (5) years from the date of termination. Also, you agree prior to becoming formally engaged in any other assignment(s) or project(s), whether as an independent

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contractor,  employee,  owner, etc., that competes directly with CWMC's business in China, that you receive prior written approval to do so by CWMC.

In the event of termination of this Letter Agreement, you agree to return within three (3) business days to CWMC, and in an orderly and business like fashion, any and all materials, documents, and/or work-product developed pursuant to this arrangement.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflict of laws provisions thereof, and the laws of that state shall govern all of the rights, remedies, liabilities, powers and duties of the parties under this Letter Agreement and of any arbitrator or mediator to whom any matter hereunder may be submitted for resolution by the parties hereto.

Each party shall indemnify and hold harmless the other for its own negligence or intentional misconduct, including claims for bodily injury, death or damage to property. Consultant hereby certifies that he does not advocate, support, assist or engage in, and has not advocated, supported, assisted or engaged in, any illegal or terrorist activity. Consultant further certifies that he does not employ, support, assist or otherwise associate with any entities, organizations or individuals that Consultant knows, or has reason to know, support terrorism, or that appear on any official terrorist lists published by the U.S. Government, the United Nations, the European Union, or the Consultant's government.

In conformity with the United States Foreign Corrupt Practices Act ("FCPA"), Consultant shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government of any country where the products or services of CWMC are used or the United States Government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist Consultant in obtaining, retaining or directing any such business.

This Letter Agreement is being entered into in reliance upon and in consideration of the qualifications of Consultant. CWMC specifically contracts for the professional services of Consultant, and Consultant may not assign or delegate the performance of services hereunder without the express written consent of CWMC, which may be withheld by CWMC in its sole discretion.

This Letter Agreement is the entire agreement between the parties on the subject matter herein and supersedes all prior agreements and understandings, written or oral. This Letter Agreement may not be amended or modified in any way except in writing signed by an authorized person of the other party against whom the amendment, modification or waiver is sought to be enforced. Nothing in this Letter Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Letter Agreement and any applicable and enforceable law, such law shall prevail, provided, however, that in the event of any such conflict, the provisions of this Letter Agreement so affected shall be curtailed and limited

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only to the  extent  necessary  to  permit  compliance  with the  minimum  legal requirement, and no other provisions of this Letter Agreement shall be affected, and all such other provisions shall continue in full force and effect. No provision of this Letter Agreement will be interpreted against any party solely because the party (or its legal representative) drafted the provision.

Eric, on behalf of China Wi-Max Communications, I welcome you to our team. Please execute by signing below and returning to me one original of this Letter Agreement.

Sincerely yours,



---------------------------------
Steven T. Berman
President and CEO
China Wi-Max Communications, Inc.


Agreed to and Accepted:

Eric Hager, Consultant



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